Index supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 3-I dated April 13, 2023 and the underlying supplement no. 2-II dated April 18, 2023.

Registration Statement Nos. 333-270004 and 333-270004-01
Dated October 9, 2023
Rule 424(b)(3)

OCTOBER 2023

S&P 500® Daily Risk Control 5% Index

J.P.Morgan

PERFORMANCE UPDATE

The S&P 500® Daily Risk Control 5% Index (the "Index") represents a portfolio consisting of the S&P 500 and a cash component accruing interest that dynamically adjusts to target a 5% level of volatility. Volatility is calculated as a function of historical returns that uses exponential weightings to give more significance to recent observations.

S&P Risk Control Indices use an overlay designed to maintain risk at a predefined level—in this case, up to 5% volatility. The risk control framework is applied to the underlying index and helps to reduce portfolio volatility to the 5% target by moving a portion of the portfolio allocation from the underlying index to cash in volatile markets and from cash to the underlying index in less volatile markets.

The Index is calculated on an excess return basis.

The Index was established on September 10, 2009.

Levels are published on Bloomberg using the ticker SPXT5UE.

Hypothetical and actual historical performance: Sep 2013 through Sep 2023


170
150
130
110
90
70
50
S&P 500® Daily Risk Control 5% Index
Domestic 30/70 Portfolio (ER)
Global 30/70 Portfolio (ER)
Actual
Sep-13
Sep-15
Sep-17
Sep-19
Sep-21
Sep-23

Please see the footnotes at the bottom of this page and "Backtesting" on the following page for information on backtested performance and proxies.

Hypothetical and actual historical returns and volatilities: Sep 2013 through Sep 2023

	1 Year Return	3 Year Return (Annualized)	5 Year Return (Annualized)	10 Year Return (Annualized)	10 Year Volatility (Annualized)	Sharpe Ratio
S&P 500 Daily Risk Control 5% Excess Return (USD) Index	3.51%	2.49%	1.48%	3.48%	5.12%	0.68
Domestic 30/70 Portfolio (ER) (30% S&P 500, 70% Bloomberg Barclays Aggregate)	3.01%	-1.90%	1.55%	3.06%	5.89%	0.52
Global 30/70 Portfolio (ER) (30% MSCI ACWI, 70% Bloomberg Barclays Global Agg Bond)	3.87%	-4.08%	-0.71%	0.68%	5.88%	0.12

Hypothetical and actual historical monthly weights: Nov 2015 through Sep 2023


100%
50%
0%
Exposure Level
Nov-15
Nov-16
Nov-17
Nov-18
Nov-19
Nov-20
Nov-21
Nov-22

Hypothetical and actual historical monthly and annual returns: Jan 2014 through Sep 2023

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2014	-1.72%	1.45%	0.39%	0.12%	1.10%	1.08%	-0.84%	1.97%	-0.80%	0.23%	1.00%	-0.28%	3.71%
2015	-0.99%	1.81%	-0.63%	0.31%	0.54%	-0.94%	0.92%	-3.74%	-0.47%	1.96%	0.08%	-0.52%	-1.76%
2016	-1.64%	0.03%	1.76%	0.06%	0.71%	-0.48%	1.03%	0.02%	-0.26%	-0.84%	1.78%	0.97%	3.13%
2017	1.05%	2.55%	0.07%	0.68%	0.70%	0.27%	1.24%	-0.01%	1.26%	1.68%	2.50%	0.81%	13.54%
2018	4.10%	-2.42%	-0.83%	0.06%	0.63%	0.04%	1.45%	1.54%	0.28%	-3.98%	0.47%	-2.37%	-1.26%
2019	1.50%	0.74%	0.56%	1.38%	-2.69%	2.55%	0.46%	-1.19%	0.39%	0.68%	1.45%	1.43%	7.39%
2020	-0.01%	-3.00%	-1.13%	0.93%	0.53%	0.25%	0.82%	1.40%	-0.90%	-0.72%	2.43%	1.06%	1.56%
2021	-0.37%	0.76%	1.34%	1.71%	0.24%	0.94%	1.03%	1.41%	-2.29%	2.60%	-0.48%	1.38%	8.49%
2022	-1.85%	-0.72%	0.76%	-2.15%	0.00%	-1.59%	1.72%	-0.99%	-2.04%	1.61%	1.08%	-1.22%	-5.37%
2023	1.35%	-0.74%	0.90%	0.40%	0.04%	2.19%	1.15%	-0.95%	-2.25%				2.03%

The "Domestic 30/70 Portfolio (ER)" is a notional portfolio providing a monthly-rebalancing 30%/70% weighted exposure to the S&P 500 Total Return Index and the Bloomberg Barclays U.S. Aggregate Bond Total Return Index. The "Global 30/70 Portfolio (ER)" is a notional portfolio providing a monthly-rebalancing 30%/70% weighted exposure to the MSCI ACWI Net Total Return Index and the Bloomberg Barclays Global Aggregate Total Return Index Value Unhedged USD (a global investment-grade bond index). Each notional portfolio is calculated on an excess return basis, i.e., net of a notional financing cost deduction equal to the return of the J.P. Morgan Cash Index USD 3 Month, which tracks the return of a notional 3-month U.S. dollar time deposit. Weights within these notional portfolios are intended to approximate the average weights within the Index, but will not correspond to historical or future weights within the Index. The notional portfolios track assets that differ from those tracked by the Index and are not rebalanced on the same schedule as the Index. All performance data for the Domestic 30/70 Portfolio (ER) and the Global 30/70 Portfolio (ER) is hypothetical and there is no guarantee that the Index will outperform either one, or any other benchmark or index, in the future. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Please see the Disclaimer on the following page.

OCTOBER 2023 | S&P 500® Daily Risk Control 5% Index S electe d Risks  JPMorgan Chase & Co. is currently one of the companies that make up the underlying index  The Index may not be successful and may not outperform or underperform the underlying index  The Index may not approximate its target volatility of 5%  The daily adjustment of the exposure of the Index to the underlying index may cause the Index not to reflect fully any appreciation of the underlying index or to magnify any depreciation of the underlying index  The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return  The level of the Index reflects the deduction of a notional financing cost  The Index’s methodology for calculating the notional financing cost was recently changed The risks identified above are not exhaustive. You should also review carefully the related “Risk Factors” section in the prospectus supplement and the relevant product supplement and underlying supplement and the “Selected Risk Considerations” in the relevant pricing supplement. Disclaimer The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved . These terms are subject to change, and J . P . Morgan undertakes no duty to update this information . This document shall be amended, superseded and replaced in its entirety by a subsequent term sheet and/or disclosure supplement, and the documents referred to therein . In the event any inconsistency between the information presented herein and any such term sheet and/or disclosure supplement, such term sheet and/or disclosure supplement shall govern . Backtesting : Hypothetical backtested performance measures have inherent limitations . Alternative modelling techniques might produce significantly different results and may prove to be more appropriate . Past performance, and especially hypothetical back - tested performance, is not indicative of future results . This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information . The 10 Year Volatility (Annualized) on the previous page is a measure of market risk, calculated as of the square root of two hundred and fifty - two (252) multiplied by the sample standard deviation of the daily logarithmic returns of each applicable index or portfolio (considering only days for which levels are available for all three) over the preceding 10 years . The Sharpe Ratio on the previous page is a measure of risk - adjusted performance, calculated as the 10 Year Return (Annualized) divided by the 10 Year Volatility (Annualized) . Investment suitability must be determined individually for each investor, and CDnotes linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Copyright © 2023 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document . This monthly update document replaces and supersedes all prior written materials of this type previously provided with respect to the Index .